CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [*], HAS BEEN OMITTED PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BECAUSE IT IS BOTH (I) NOT MATERIAL and (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
Execution Version

SECOND AMENDED AND RESTATED LIGNITE MINING AGREEMENT
among
CADDO CREEK RESOURCES COMPANY, L.L.C.,
ADA CARBON SOLUTIONS (OPERATIONS), LLC,
MARSHALL MINE, LLC and
THE NORTH AMERICAN COAL CORPORATION
dated as of September 30, 2020

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2
SECTION 2.	TERM; PERMIT RESERVES AND POST-MINING RECLAMATION	5
2.1	TERM	5
2.2	PERMIT REVISIONS AND POST-MINING RECLAMATION	5
2.3	RESERVED	5
2.4	RESERVED	5
2.5	RESERVED	5
2.6	RESERVED	5
SECTION 3.	DELIVERY OF LIGNITE; TASK ORDER SERVICES	5
3.1	DELIVERY OF LIGNITE	5
3.2	TASK ORDER SERVICES	5
SECTION 4.	THE WORK	6
4.1	COMPONENTS OF THE WORK	6
4.2	PERMIT REVISIONS	6
4.3	POST-MINING RECLAMATION WORK	7
SECTION 5.	RESERVED	7
SECTION 6.	MINE FINANCIAL ARRANGEMENTS	7
6.1	CERTAIN OWNER RESPONSIBILITIES	7
6.2	CERTAIN CONTRACTOR RESPONSIBILITIES	8
6.3	WORKING CAPITAL	8
6.4	ELECTRIC POWER	8
6.5	OWNER’S FAILURE TO PROVIDE MINE FINANCIAL ARRANGEMENTS	9
6.6	INVENTORY	9
SECTION 7.	COMPENSATION	9
7.1	COMPENSATION PRIOR TO THE EFFECTIVE DATE	9
7.2	COMPENSATION TO CONTRACTOR	9
SECTION 8.	INSURANCE	14
8.1	CONTRACTOR’S INSURANCE	14
8.2	SUBCONTRACTOR’S INSURANCE	14
8.3	OWNER AS AN ADDITIONAL INSURED	14
8.4	CONTRACTOR'S CERTIFICATE OF INSURANCE	14
8.5	OWNER'S INSURANCE	15
8.6	CONTRACTOR AS AN ADDITIONAL INSURED	15
8.7	OWNER'S CERTIFICATE OF INSURANCE	15
SECTION 9.	RESERVED	16
SECTION 10.	RECORDS AND AUDITS	16
10.1	RECORDS	16
10.2	EXAMINATION OF BOOKS AND RECORDS	16
10.3	PERIODIC INSPECTIONS AND MEETINGS	16

SECTION 11.	BILLING AND PAYMENT	17
11.1	MONTHLY INVOICES	17
SECTION 12.	RESERVED	18
SECTION 13.	FORCE MAJEURE	18
13.1	GENERAL	18
13.2	DEFINITION	18
SECTION 14.	CONDUCT OF OPERATIONS	19
14.1	CONTRACTOR’S CONDUCT OF OPERATIONS	19
14.2	CONTRACTOR’S PERFORMANCE	19
14.3	EQUIPMENT	19
SECTION 15.	DEFAULTS; REMEDIES	20
15.1	CONTRACTOR DEFAULT	20
15.2	REMEDY OF OWNER UPON CONTRACTOR DEFAULT	21
15.3	LIMITATIONS ON OWNER’S RIGHTS UNDER SECTION 15	22
15.4	OWNER DEFAULT	22
15.5	REMEDY OF CONTRACTOR UPON OWNER DEFAULT	24
15.6	LIMITATIONS ON CONTRACTOR’S RIGHTS UNDER SECTION 15	24
SECTION 16.	EFFECT OF WAIVER	24
SECTION 17.	DISPUTE RESOLUTION	25
SECTION 18.	RESERVED	25
SECTION 19.	ASSIGNMENT	25
SECTION 20.	NOTICES	26
SECTION 21.	REPRESENTATIONS AND WARRANTIES OF CONTRACTOR, OWNER AND NORTH AMERICAN COAL	27
SECTION 22.	PROPRIETARY AND CONFIDENTIAL DATA; PUBLICATIONS AND PHOTOGRAPHS	29
22.1	PROPRIETARY AND CONFIDENTIAL DATA	29
22.2	PUBLIC DISCLOSURES	30
22.3	DAMAGES FOR DISCLOSURE	30
SECTION 23.	WAIVERS, REMEDIES AND AMENDMENTS	30
23.1	EXCLUSIVE REMEDIES; LIMITATIONS ON DAMAGES	30
23.2	AMENDMENTS	31
SECTION 24.	GOVERNING LAW	31
SECTION 25.	RELATIONSHIP OF THE PARTIES	31
SECTION 26.	LIMITATIONS OF CONTRACTOR’S FUNCTIONS	32
SECTION 27.	MISCELLANEOUS	33
27.1	HEADINGS NOT TO AFFECT CONSTRUCTION; GENDER	33
27.2	ENTIRE AGREEMENT	33
27.3	SEVERABILITY	33
27.4	EXPENSES	33
27.5	ATTORNEYS’ FEES	33

-ii-

27.6	PREPARATION	34
27.7	EXHIBITS	34
27.8	SURVIVAL	34
27.9	SIGNATURE	34
SECTION 28.	RESERVED	34
SECTION 29.	UNIFORM ROUNDING PRACTICE	34

-iii-

EXHIBITS
Exhibit A    Map Depicting the Eight Mile Area of Interest
Exhibit B    Rate Sheet
Exhibit C    Form of Task Order
Exhibit D    Owner Equipment
Exhibit E    Inventory Values
Exhibit F    Example of Progress Payment Calculation
Exhibit G    Examples of Major Repairs

-iv-

SECOND AMENDED AND RESTATED LIGNITE MINING AGREEMENT
THIS SECOND AMENDED AND RESTATED LIGNITE MINING AGREEMENT (“Agreement”) is made and entered into as of the 30th day of September, 2020, among CADDO CREEK RESOURCES COMPANY, L.L.C., a Nevada limited liability company with offices at 3900 FM 1186, Marshall, Texas 75672 (“Contractor”), MARSHALL MINE, LLC, a Delaware limited liability company with offices at 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 (“Owner”), THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation with offices at 5340 Legacy Drive, Suite 300, Plano, Texas 75024 (“North American Coal”) and ADA CARBON SOLUTIONS (OPERATIONS), LLC, a Delaware limited liability company with offices at 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 (“ADA”).
W I T N E S E T H T H A T:
WHEREAS, ADA has agreed to acquire the membership interests of Owner (“Acquisition”) from Cabot Norit Americas, Inc. (“Cabot”), a Delaware corporation, pursuant to a certain membership interest purchase agreement between ADA and Cabot (the “Purchase Agreement”); and
WHEREAS, Owner owns or controls (by lease, sublease, fee ownership or otherwise) certain commercially recoverable lignite reserve properties located near Marshall, Harrison County, Texas (the “Eight Mile Reserves”) and acquired certain additional reserves within the area delineated on the map in Exhibit A attached hereto (the “Eight Mile Area of Interest”), which Owner utilized as a source of lignite supply; and
WHEREAS, Owner and Contractor were Parties to a Lignite Mining Agreement, dated as of September 22, 2009, as amended (the “LMA”); and
WHEREAS, Owner and Contractor restated the LMA pursuant to an Amended and Restated Lignite Mining, dated as of May 8, 2019 (the “Amended and Restated LMA”); and
WHEREAS, Owner and Contractor desire to amend and restate the Amended and Restated LMA;
WHEREAS, ADA and Owner desire to permanently cease the mining and delivery of lignite pursuant to this Agreement and commence final reclamation at the mine associated with the Eight Mile Reserves (the “Mine”); and
WHEREAS, Owner desires to engage Contractor to perform certain Mine permit revision work and final Mine reclamation work at the Mine.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties as herein set forth, Owner hereby engages Contractor to, and Contractor hereby agrees to, perform certain Mine permit revision work and to perform final Mine reclamation work until the reclamation bond for the Mine has been released and the Mine has closed (the “Post-Mining Reclamation”), and Owner hereby agrees to pay for the Work performed during the term of this Agreement, for the compensation and upon the other terms and conditions hereinafter set forth:
Section 1.Definitions
As used in this Agreement, the following terms, whether in the singular or plural, shall have the following meanings:
“2023 Fee” shall have the meaning set forth in Section 7.2(c).
“2024 Fee” shall have the meaning set forth in Section 7.2(c).
“2025-2030 Fee” shall have the meaning set forth in Section 7.2(c).
“Acquisition” shall have the meaning set forth in the recitals.
“ADA” shall have the meaning set forth in the preamble.
“Adjusted Aggregate Cubic Yards” shall have the meaning set forth in Section 7.2(b)(iii).
“Adjusted Total Progress Payment” shall have the meaning set forth in Section 7.2(b)(iii).
“Affiliate” shall mean, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a person means the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock or ownership interests, by contract or otherwise.
“Aggregate Cubic Yards” shall have the meaning set forth in Section 7.2(b)(ii).
“Agreed Damages” shall have the meaning set forth in Section 23.1.2.
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Amended and Restated LMA” shall have the meaning set forth in the recitals.
“Applicable Laws” shall mean all applicable laws, ordinances, statutes, codes, rules, regulations, permits, orders, judgments and decrees or judicial or agency interpretation of the United States of America, the States of Delaware, Nevada, and Texas, or any of the subdivisions of such States, or any other political subdivision, agency or instrumentality as such laws are in effect on the Effective Date and as such laws may be amended, enacted or adopted from time to time.
“Approved Permit Revision” shall have the meaning set forth in Section 4.2(a).
“Authorized Representative” shall have the meaning set forth in Section 20.
“Baseline Survey” shall have the meaning set forth in Section 7.2(b)(ii)

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or a day when United States national banks are closed.
“Cabot” shall have the meaning set forth in the recitals.
“Compensation” shall have the meaning set forth in Section 7.
“Contractor Default” shall have the meaning set forth in Section 15.1.1.
“Contractor Equipment” shall mean all equipment other than Owner Equipment that is necessary to perform the Work.
“Cost Savings” shall have the meaning set forth in Section 4.2(a).
“Day” shall mean a calendar day.
“Demobilization Costs” shall have the meaning set forth in Section 7.2(e).
“Effective Date” shall mean September 30, 2020, the date on which ADA consummates the Acquisition.
“Eight Mile Area of Interest” shall have the meaning set forth in the second Whereas clause.
“Eight Mile Reserves” shall have the meaning set forth in the second Whereas clause.
“Final Topo” shall have the meaning set forth in Section 7.2(b)(ii).
“Fixed Fee” shall mean the total amounts due to Contractor pursuant to Sections 7.2(a), 7.2(b), and 7.2(c), which initially equals $19,650,000, and excluding any other potential costs set out in the Agreement, including but not limited to Sections 7.2(d) and (e), or potential savings as set out in the Agreement.
“Force Majeure” shall have the meaning set forth in Section 13.2.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
“Inclement Weather Per Diem Payment” shall have the meaning set forth in Section 7.2(d).
“Infrastructure” shall mean all infrastructure necessary for the Work, including, without limitation, roads, buildings, water, water management structures, sub-stations, other utility connections, graded surfaces and other improvements to land.
“Major Repairs” shall have the meaning set forth in Section 7.2(e).
“LMA” shall have the meaning set forth in the third Whereas clause.
“Mine” shall have the meaning set forth in the recitals.
“Mobilization Fee” shall have the meaning set forth in Section 7.2(a).

“Month” shall mean a calendar month.
“Monthly” shall mean with the frequency of a Month.
“Monthly Survey” shall have the meaning set forth in Section 7.2(b)(ii).
“North American Coal” shall have the meaning set forth in the preamble.
“Owner” shall have the meaning set forth in the introductory paragraph.
“Owner Cost Savings” shall have the meaning set forth in Section 4.2(a)
“Owner Default” shall have the meaning set forth in Section 15.4.1.
“Owner Equipment” shall have the meaning set forth in Section 6.1.
“Parties” shall mean Contractor, Owner and, where applicable, North American Coal.
“Per Diem Payments” shall mean the collective reference to the Inclement Weather Per Diem Payment and the Per Diem Permit Delay Payment.
“Per Diem Permit Delay Payment” shall have the meaning set forth in Section 7.2(d).
“Permit Revisions” shall have the meaning set forth in Section 4.2(a).
“Post-Mining Reclamation” shall have the meaning set forth in the Now, Therefore clause.
“Progress Payment” shall have the meaning set forth in Section 7.2(b).
“Quarterly Fees” shall mean, collectively, the 2023 Fee, the 2024 Fee and the 2025-2030 Fee.
“Reclamation Bond Reduction Work” shall have the meaning set forth in Section 4.2(c).
“RRC” shall have the meaning set forth in Section 4.2(a).
“Task Order Services” shall have the meaning set forth in Section 3.2.
“Total Progress Payment” shall have the meaning set forth in Section 7.2(b)(i).
“Uniform Rounding Practice” shall mean the following rounding practice with respect to numerical amounts: When the number to the right of the relevant number is four (4) or less, the relevant number shall remain unchanged. When the number to the right of the relevant number is five (5) or more, the relevant number shall be increased to the next higher number. Unless otherwise agreed by the Parties, the relevant number shall be the fourth (4th) place to the right of the decimal.
“Work” shall mean the work to be performed hereunder, excluding Task Order Services.

Section 2.Term; Permit Revisions and Post-Mining Reclamation
2.1    Term
2.1.1    The term of this Agreement shall begin on September 22, 2009 and continue until the Post-Mining Reclamation is completed and the reclamation bond for the Mine has been released, unless terminated earlier pursuant to other provisions of this Agreement. For the avoidance of doubt, any work, services, or mining performed prior to the Effective Date shall be pursuant to the terms of the Amended and Restated LMA as they existed prior to the Effective Date, and any work, services, or reclamation performed on or after the Effective Date shall be pursuant to the terms of this Agreement.
2.1.2    The termination or expiration of this Agreement shall not release either Party from any obligations, payments or liabilities of such Party that accrued or arose during the term of this Agreement or as a result of operations, duties, obligations or responsibilities under this Agreement performed prior to such termination or expiration.
2.2    Permit Revisions and Post-Mining Reclamation
Owner hereby agrees to pay for, and Contractor hereby agrees to perform, Work in accordance with Section 4.2 and Section 4.3.
2.3    [Reserved.]
2.4    [Reserved.]
2.5    [Reserved.]
2.6    [Reserved.]
Section 3. Delivery of Lignite; Task Order Services
3.1    Delivery of Lignite
To the extent such delivery of lignite does not interfere with Contractor’s ability to perform the Post-Mining Reclamation, Owner hereby agrees to accept from Contractor and pay for, and Contractor hereby agrees to use commercially reasonable efforts to deliver to Owner, in accordance with the terms of this Agreement, lignite from the stockpile of the Mine utilizing the equipment at the rates set forth on Exhibit B. Owner shall notify Contractor in writing of the number of Tons of lignite that Owner shall require prior to any such delivery.
3.2    Task Order Services
In addition to receiving any lignite in accordance with Section 3.1, Owner hereby agrees to pay Contractor for any services other than the Work at the rates set forth on Exhibit B. The scope of any such services (“Task Order Services”) shall be agreed by the Parties on a task order in the form of Exhibit C. To the extent Owner requests that Contractor oversee the disassembly and/or packing of the dragline, this work shall be completed pursuant to a task order, which shall include a profit element not to exceed [*] percent of the cost related to disassembly and/or packing of the dragline.
Section 4.The Work
4.1    Components of the Work
The Work performed pursuant to this Agreement shall consist of the Mine permit revision process and the Post-Mining Reclamation, which includes, but is not limited to, spoil leveling, pit and ramp backfill, final grading, clearing and grubbing, oxidized material removal and replacement, mine road reclamation, pond backfill and removal, the dragline walkway construction and the relocation of the dragline from the active pit to the facilities site, facilities disassembly and removal/disposal only to the extent retention of such facilities is not permitted in the Permit Revisions, revegetation, revegetation maintenance, water management/monitoring, site security, and all related and ancillary work associated with the foregoing (except to the extent such work is no longer necessary due to an Approved Permit Revision), as well as any Task Order Services.
4.2    Permit Revisions
(a)Contractor shall perform Mine permit revision work and Mine reclamation work allowed under the current permit. Contractor shall use commercially reasonable efforts to complete at least seventy-five percent (75%) of the dirt Work to be performed by the dragline and bulldozers permitted to be performed under the current Mine permit within twenty-one (21) Months of the Effective Date. At a time determined by Contractor after non-binding consultation with Owner, Contractor shall submit an application to the Railroad Commission of Texas (the “RRC”) requesting the below Mine permit revisions (the “Permit Revisions”), which the Parties anticipate will occur not more than 120 days after Effective Date. The Parties agree that the cost savings associated with each Permit Revision (“Cost Savings”), for purposes of allocating Cost Savings to Owner, is as set forth below, except as noted in Section 4.2(b). To the extent the RRC finally approves a Permit Revision and any applicable appeal period has lapsed without an appeal (such approved Permit Revision, the “Approved Permit Revision”), Owner shall receive [*] of the Cost Savings associated with that Permit Revision (the “Owner Cost Savings”); provided that the Owner Cost Savings shall not exceed $2,200,000 in the aggregate. Owner shall, at its cost, use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to assist Contractor in preparing and submitting the Mine permit revision application and in obtaining RRC approval with respect to the Permit Revisions; provided that this shall not obligate Owner to engage or hire any third-party attorneys, accountants, experts, or consultants. To the extent that the RRC has not approved the Permit Revisions within [*] after the Effective Date, Contractor shall have an additional sixty (60) day period to pursue such revisions while also, if desired, seeking Owner’s consent to continue efforts to secure such revisions. To the extent the RRC does not approve the Permit Revisions within this time period or the longer period, if any, agreed to in writing by Owner, the Permit Revision application shall be revised to remove the Permit Revision causing such delay or, to the extent the Permit Revision application cannot be severed, the Permit Revision application shall be withdrawn.

Permit Revision	Cost Savings
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b)To the extent the RRC partially approves any Permit Revision ([*]), Contractor shall re-calculate the applicable Cost Savings in an objective manner mutually acceptable to Contractor and Owner.
(c)Upon Owner’s request, not to exceed an administratively reasonable number of times per year, Contractor shall file with the RRC in the appropriate manner and form necessary to effectuate such request (along with any required supporting documentation) for a reduction in the Owner’s reclamation bond obligation under the Mine Permit (the “Reclamation Bond Reduction Work”). Contractor in performing the Reclamation Bond Reduction Work will submit to the RRC the [*] bond calculation to Owner allowed under current laws and regulations and shall consult with Owner prior to any submittal to the RRC regarding the calculation and the potential bond reduction.
4.3    Post-Mining Reclamation Work
Contractor shall perform all Work necessary to complete the Post-Mining Reclamation in accordance with the Mine permit as amended by the Approved Permit Revisions.
Section 5.[Reserved.]
Section 6.Mine Financial Arrangements
6.1    Certain Owner Responsibilities
Owner shall provide to Contractor, free of any rent or other usage payment but exclusive of operation and maintenance costs other than as provided in Section 7.2(a), all permits, bonds, the insurance required under Section 8.5, the equipment currently located at the Mine that is identified on Exhibit D (“Owner Equipment”), existing Infrastructure and electric power (until Owner’s termination of the existing Panola Harrison electrical service agreement, which Owner anticipates will be [*] months after the Effective Date) required for the Work to be completed pursuant to this Agreement in accordance with the terms hereof; provided that Owner shall have no obligation to maintain the existing Infrastructure except to the extent that such Infrastructure is damaged by an event of Force Majeure and Contractor requires such Infrastructure to be repaired to its pre-Force Majeure condition or a lesser condition specified by Contractor to enable Contractor to perform the Work, in which case Owner shall pay the cost of such repair. To the extent any piece of Owner Equipment is no longer available to perform the Work, the Parties shall meet and discuss in good faith whether (i) Owner shall provide a replacement piece of equipment reasonably acceptable to Contractor, which shall be of a similar type and in substantially the same condition as the underlying Owner Equipment or (ii) Contractor shall rent or otherwise acquire such replacement piece of equipment.
Owner shall reimburse Contractor for all of the Direct Costs set forth in Section 7.2(e). For the avoidance of doubt Contractor shall have no obligation to provide any payment to Owner of any other funding or security, or incur or guaranty any indebtedness, lease or similar obligation, related to Owner’s obligations under this Section 6.
6.2    Certain Contractor Responsibilities
Except as otherwise provided herein, Contractor shall, for the Compensation set forth herein but otherwise at its expense, provide all Contractor Equipment, supplies and personnel (including any contractors, subcontractors, consultants, attorneys, or agents subject to Section 7.2(e)) necessary to perform the Work as well as the insurance required under Section 8.
6.3    Working Capital
Contractor shall provide all working capital required for Contractor to perform all Work pursuant to this Agreement.
6.4    Electric Power
Contractor shall bear all electricity costs, including demand charges and energy charges, associated with the operation of the dragline at the Mine and metered facilities at the Mine. Upon Contractor’s suspension of its dragline operations at the Mine, Owner shall pay all electricity costs, including demand charges and energy charges, associated with the Mine, including all unpaid demand charges and other amounts owed due to early termination of Owner’s contract with Panola-Harrison Electric Cooperative, Inc. which shall include, but not be limited to, upon the suspension of the dragline operations, the “Minimum Monthly Bill” set forth in paragraph No. 5(c) and Appendix B of that certain Electric Service Agreement, dated as of October 31, 2014, by and between Panola-Harrison Electric Cooperative, Inc. and Owner; provided that Contractor shall bear any costs to remove the mine substation and the dragline powerline attached to the [*] substation; provided further that Contractor shall provide a credit to Owner in each Monthly invoice to cover a proportionate usage/energy charge of electricity consumed by the operation of any pumps by Contractor at the Mine. Such usage will be determined by Contractor’s usage meters. For the avoidance of doubt, Owner’s obligation to pay all electricity costs shall expire upon the effective termination of Owner’s contract with the Panola-Harrison Electric Cooperative and Owner’s payment of all amounts owed thereunder.

6.5    Owner’s Failure To Provide Mine Financial Arrangements
If Owner fails to provide any of the Owner Equipment at the Mine or Infrastructure contemplated by this Section 6 or if Owner fails to perform Owner’s other obligations hereunder and as a consequence, Contractor is unable to perform the Work as required by this Agreement, Contractor shall be deemed to have fulfilled its obligations under this Agreement if it produces the Work that Contractor can reasonably produce from time to time and no Contractor Default under Section 15.1.1(a) shall be deemed to occur to the extent caused by such Owner’s failure.
6.6    Inventory
Owner shall provide the supplies inventory acquired pursuant to the Acquisition for the Work to be performed hereunder; provided that Owner shall have no obligation to supplement such inventory acquired pursuant to the Acquisition over the term of the Agreement. Except as set forth below, Contractor shall use such inventory as needed for the Work and Contractor shall provide a credit to Owner in the applicable Monthly invoice for Contractor’s proportionate usage of any such inventory part based on the value as reflected in Exhibit E of this Agreement; provided that Contractor shall have the discretion to use its own inventory to Contractor or inventory provided by third-parties to the extent such inventory is, in Contractor’s opinion, likely to have a lower all-in cost to Contractor; provided further that Contractor shall provide advanced notice to Owner of Contractor’s intention to obtain any inventory set forth on Exhibit E from a third-party in order to provide Owner with the opportunity to provide such inventory at a price equal to, or less than, such third-party’s offer.
Section 7.Compensation
7.1    Compensation Prior to the Effective Date
Contractor agrees that Cabot is the primary payor of Compensation payable to Contractor for performance under the Amended and Restated LMA prior to the Effective Date, including the Demobilization Costs set out in Section 7.2(e)(vi).
7.2    Compensation to Contractor
Owner shall pay all costs associated with the items it is obligated to provide under Section 6.1. Commencing on the Effective Date, Owner shall pay Contractor in accordance with Section 11 an amount that equals the sum of (a) the Mobilization Fee (Section 7.2(a)), (b) the Progress Payments (Section 7.2(b)), (c) the Quarterly Fees (Section 7.2(c)), (d) the Per Diem Payments (Section 7.2(d)), (e) the Direct Costs (Section 7.2(e)) and the rates associated with any Task Order Services (Section 3.2). All amounts payable by Owner during the term of the Agreement under this Section 7.2 shall constitute the “Compensation.” Compensation paid to Contractor during the term of the Agreement shall not be adjusted to account for inflation or deflation of any kind. For the avoidance of doubt, if the Work continues, for any reason, past the last Quarterly Fee payment, the only Compensation payable to Contractor will be Direct Costs and, if applicable, any remaining Progress Payments. For the further avoidance of doubt, while the initial amount of Compensation under Section 7.2(a), Section 7.2(b), and Section 7.2(c) equals the Fixed Fee, the Parties agree and acknowledge that other provisions in this Agreement may change the ultimate amount of Compensation due and payable to Contractor, including, but not limited to, Per Diem Payments, Direct Costs, Task Order Services, and Approved Permit Revisions.
(a)Mobilization Fee
Owner shall pay to Contractor a mobilization fee (the “Mobilization Fee”) in an aggregate amount of [*] to be payable in four quarterly installments of [*]; provided that if the Permit Revisions are not classified or processed by the RRC as a significant revision to the Mine permit, then the Mobilization Fee shall be reduced by [*] which reduction shall be pro-rated on the remaining quarterly installments (or in the event all quarterly installments of the Mobilization Fee have been paid as a [*] credit on Owner’s next [*] invoices). Owner shall pay the first $[*] installment of the Mobilization Fee within seven (7) days of the Effective Date and the remaining three (3) installments of the Mobilization Fee shall be included in the Monthly invoice of the first month of the next three successive calendar quarters after the Effective Date.
(b)Progress Payments
(i)During the term of the Agreement, Owner shall pay to Contractor progress payments (each such payment, a “Progress Payment”) in an aggregate amount up to [*] (such total amount, the “Total Progress Payment”); provided that at the time of any Approved Permit Revision the Total Progress Payment shall be reduced by the Owner Cost Savings for any applicable Approved Permit Revision, provided that the aggregate amount of reductions to the Total Progress Payment shall not exceed $2,200,000.
(ii)Within five (5) Business Days of the Effective Date, Contractor shall conduct an initial drone survey of the Mine (the “Baseline Survey”). Owner shall have the right to have a representative present to observe the Baseline Survey.
Within thirty (30) days after the Baseline Survey is completed, Contractor shall deliver to Owner the final Mine reclamation design topography map (the “Final Topo”). The Final Topo shall be compared to the Baseline Survey to determine, in accordance with good mine engineering practice, the total cubic yards of material to be moved (the “Aggregate Cubic Yards”) in connection with the Work. For the avoidance of doubt, the Aggregate Cubic Yards shall exclude any materials that are moved that do not reduce the Aggregate Cubic Yards.
On the last working day of each month (or, in the sole discretion of Contractor, towards the last working day of each month in the event of inclement weather), Contractor shall perform a drone survey (the “Monthly Survey”), which Owner shall have the right to observe. Contractor shall compare each Monthly Survey to the prior Month’s Monthly Survey, the Baseline Survey, and Final Topo to determine the percentage completion of work during each Month, which shall be measured in cubic yards.
(iii)With respect to each Month, Owner shall pay the earned percentage of the Total Progress Payment in accordance with the following formula:

Monthly Progress Payment = (A/B) multiplied by the Total Progress Payment ([*])
Where:
A =    the total cubic yards handled that reduce the Aggregate Cubic Yards remaining in the particular Month, and
B =     the Aggregate Cubic Yards.
In respect of any Month in which Contractor implements a change in Work plan (not included in the Permit Revisions) that reduces the Aggregate Cubic Yards, the total amount of cubic yards eliminated to achieve Final Topo will be removed from the denominator “B” above, resulting in an increased Monthly payment to Contractor for such Month; provided that if such change in Work plan is not approved by the RRC, at the time when the RRC would customarily approve such a change in the Work plan, and Post-Mining Reclamation Work is delayed more than 60 days due to Work necessary to correct such change in Work plan (or any order, recommendation, or advice opinion or letter by the RRC to suspend or cease work until such change is corrected), Contractor will be responsible for Owner’s actual out-of-pocket expenses due to such delay including, but not limited to, reclamation bond premiums and costs (such as capital reserve costs) as well other land holding costs in an aggregate amount not to exceed [*].
Contractor shall provide to Owner copies of the Baseline Survey, the Final Topo and each Monthly Survey, as well as any Work plan that is relied upon pursuant to the paragraph above.
To the extent an Approved Permit Revision is obtained, Contractor shall adjust the Aggregate Cubic Yards based on comparing the recent Monthly Survey to the Final Topo, incorporating the updated Aggregate Cubic Yards as the denominator “B” above for such Progress Payment calculations. To the extent an Approved Permit Revision is obtained, Contractor shall adjust the Aggregate Cubic Yards based on comparing the recent Monthly Survey to the Final Topo, incorporating the updated Aggregate Cubic Yards (the “Adjusted Aggregate Cubic Yards”) as the denominator “B” above for such Progress Payment calculations. Further, Contractor shall adjust the Total Progress Payment to reflect the remaining balance after deducting all prior Monthly Progress Payments and Owner Cost Savings (the “Adjusted Total Progress Payment”). With respect to each Month after the Approved Permit Revisions are obtained, Owner shall pay the earned percentage of the Adjusted Total Progress Payment in accordance with the following formula:
Monthly Progress Payment = (A/B) multiplied by the Adjusted Total Progress Payment ([*] subtracted by all prior Monthly Progress Payments and Owner Cost Savings)
Where:
A =    the total cubic yards handled that reduce the Adjusted Aggregate Cubic Yards remaining in the particular Month, and
B =     the Adjusted Aggregate Cubic Yards.
Examples (for explanatory purposes only) of the Progress Payment calculation (as well as payment adjusted by an Approved Permit Revision) are attached as Exhibit F.

(c)Quarterly Fees
(i)Commencing January 1, 2023 and on the first day of each following calendar quarter in the year 2023 thereafter, Owner shall pay to Contractor a quarterly fee in the amount of [*] (the “2023 Fee”);
(ii)Commencing January 1, 2024 and on the first day of each following calendar quarter in the year 2024 thereafter, Owner shall pay to Contractor a quarterly fee in the amount of [*] (the “2024 Fee”);
(iii)Commencing January 1, 2025 and on the first day of each following calendar quarter for the years 2025 through 2030, Owner shall pay to Contractor a quarterly fee in the amount of [*] (the “2025-2030 Fee”).
(d)Contingency Payments
(i)Contractor shall diligently conduct the Work without suspension (except for Force Majeure, rain days, or to the extent allowed under Section 6.5 or Section 15) for the first 365 Days after the Effective Date. To the extent not limited by the foregoing clause, if Contractor elects to suspend its field Work activities due to the lack of Work that can be accomplished without interfering with the Work as contemplated after acceptance of the Permit Revisions prior to RRC approval of any Permit Revisions, Owner shall pay Contractor a per diem payment of [*] (the “Per Diem Permit Delay Payment”) for each day the field activities are suspended; provided that such Per Diem Permit Delay Payments shall not exceed $[*] in the aggregate. Contractor shall provide Owner with at least thirty (30) days advanced written notice prior to any anticipated potential impact due to the RRC’s failure to approve any Permit Revisions.
(ii)Commencing in 2021, if total precipitation exceeds 0.5 inches or more in any Day (rain day) more than 34 times, Owner shall pay Contractor a per diem amount of [*] for each rain day in excess of 34 days (the “Inclement Weather Per Diem Payment”); provided that such Inclement Weather Per Diem Payments shall not exceed [*] in the aggregate for all years. Contractor shall provide Owner with written notice when rain days in any year exceed 34.
Contractor shall not be entitled to a Per Diem Permit Delay Payment and an Inclement Weather Per Diem Payment on the same Day. Notwithstanding anything to the contrary, Contractor shall not be entitled to any Per Diem Payments to the extent Contractor has completed dirt Work.
(e)Direct Costs
For the purpose of this Agreement and except as otherwise expressly stated, “Direct Costs” shall mean the costs actually incurred in accordance with GAAP each Month by Contractor performing its obligations under this Agreement related to the following:
(i)Contractor’s out-of-pocket third-party attorney’s costs, third-party expert’s costs and other third-party legal expenses to the extent there is a public hearing, a hearing on the merits or any litigation relating to the Permit Revisions, in each case, Contractor shall consult with Owner regarding selection of such third-parties and the potential or expected cost in advance of engaging or incurring such cost; provided that [*] is a mutually acceptable legal counsel for purposes of this Section 7.2(e)(i);
(ii)[*] of any Owner Equipment “Major Repairs” (excluding any “Major Repairs” necessitated by Contractor’s negligence) actual costs in excess of [*]; provided that the costs incurred by Owner or its Affiliates with respect to the Major Repairs shall not exceed the aggregate amount of the Owner Cost Savings;
(iii)Security services provided for the Mine and Mine facilities;
(iv)Actual costs of mine permit fees and mine reclamation bonding costs;
(v)Any property taxes and other fees imposed by any governmental authority, however, this shall exclude any fees or penalties imposed on the Owner, the Mine or the Contractor due to the Contractor’s negligence, non-compliance with any permit requirements, or non-compliance with the Federal Mine Safety and Health Act of 1977, as amended or notice of violations from the Texas Commission on Environmental Quality;
(vi)Contractor’s demobilization costs, vacation payout costs and severance-related costs and expenses as provided in the Agreement, whether incurred by Contractor before or after termination of the Agreement (“Demobilization Costs”) in the aggregate amount of [*]. To the extent each of the following installments have not been paid by Cabot before the dates indicated, Owner shall pay each of the installments on the dates indicated: (i) [*]; provided that no additional Demobilizations Costs will accrue (or be the responsibility or liability of Owner) after the Effective Date;
(vii)all costs associated with repairs to Infrastructure only to the extent specified in Section 6.1;
(viii)all costs associated with preparing the dragline for long-term storage or suspending or de-commissioning the dragline at the Mine, including [*] of all costs, which shall not exceed [*] in the aggregate, related to the dragline walkway construction and relocation of the dragline from the active pit to the facilities site;
(ix)all out-of-pocket third-party attorney’s costs, third-party expert’s costs and other third-party legal expenses associated with the Reclamation Bond Reduction Work;
(x)all costs associated with Contractor’s renting or otherwise acquiring any replacement equipment as set forth in Section 6.1;
(xi)all documented incremental costs incurred to complete the actual physical dirt moving or physical reclamation work as a result of a change in any law or regulation of any federal, state or local governmental authority or in any final interpretation issued thereof by any court or administrative agency with jurisdiction over the Work after the date on which this Agreement was executed; and
(xii)all costs incurred by Contractor to establish and record any conservation easement or deed restriction, as well as to fund any endowment associated therewith and fees of any steward thereof or, if a third party steward cannot be secured, any costs incurred by Contractor to the extent Contractor is (A) required to perform any additional compensatory mitigation, which could include additional dirt work or modification of already-completed dirt work or an addition of or change in vegetative cover or plantings, or (B) required to purchase any mitigation credits.
Upon the Effective Date, Contractor shall assume the obligation to complete, at its cost, up to [*] of Major Repairs. Major Repairs shall be defined as the replacement or rebuilding of significant mechanical components that allows the asset to reach its useful service life or to extend that life (the “Major Repairs”). Major Repairs include, but are not limited to, the examples set forth on Exhibit G. Any Major Repairs in excess of [*] shall be allocated equally among Contractor and Owner subject to Section 7.2(e)(iv). Upon incurring Major Repairs in the aggregate amount of [*], Contractor shall notify and consult with Owner at the next Monthly meeting scheduled to occur pursuant to Section 10.3 regarding the status of any upcoming Major Repairs. Prior to commencing any Major Repairs in excess of [*], the Parties shall meet and discuss in good faith whether such Major Repair is necessary or whether a less expensive option is available and acceptable to Contractor.
Any Direct Costs incurred by an Affiliate of Contractor and charged to Contractor shall be included only at the cost to such Affiliate without addition for any intercompany profit or service charge. The Direct Costs shall be paid by Owner to Contractor upon receipt of Contractor’s invoice.
Section 8.Insurance
8.1    Contractor’s Insurance
Contractor shall obtain and maintain insurance of such available types, limits, coverages and amounts and with such insurance carriers and agents as may periodically be required, requested or approved by Owner applicable to the Contractor Equipment and any Contractor-owned property at the Mine, the Work and personnel at the Mine or utilized in connection therewith. Such insurance shall include but shall not be limited to public liability, contractual liability, fire insurance with extended coverage and additional extended coverage, insurance covering physical damage to Contractor Equipment, and workers’ compensation insurance as required by law. Such insurance shall provide for such deductible amounts as Contractor shall elect.
8.2    Subcontractor’s Insurance
Contractor shall instruct all of its contractors, subcontractors and any Affiliate of Contractor engaged in work on or for the Mine to comply with the applicable workers’ compensation laws of the State of Texas and to maintain such other available insurance as Owner deems advisable.

8.3    Owner as an Additional Insured
Owner shall be added as an additional insured (unless otherwise prohibited by law), as to all insurance acquired by Contractor pursuant to this Agreement (if prohibited by law, the policy shall contain a waiver of subrogation by the insurer against the additional insured) but only with respect to liability caused by an act or failure to act by Contractor.
8.4    Contractor’s Certificate of Insurance
Contractor shall, upon Owner’s request, procure from the company or companies writing the insurance coverages required thereunder, certificates that such insurance shall not be canceled or materially changed without thirty (30) Days’ advance notice to Owner. In the event of reduction in coverage, replacement or cancellation, Contractor shall obtain equivalent coverage to replace the policies so reduced or canceled. Contractor further agrees to furnish Owner upon request from time to time with satisfactory evidence that such insurance in keeping with the minimum requirements hereof is being properly maintained and, when requested to do so, shall furnish Owner with certified copies of all policies, endorsements and riders.
8.5    Owner’s Insurance
Owner shall obtain and maintain insurance of such available types, limits, coverages and amounts and with such insurance carriers and agents as may periodically be reasonably required by Contractor applicable to the Mine, the Owner Equipment and the existing Infrastructure at the Mine. Such insurance shall include but shall not be limited to public liability, contractual liability, fire insurance with extended coverage and additional extended coverage, insurance covering physical damage to Owner Equipment, Mine reclamation bonds and workers’ compensation insurance as required by law. Such insurance shall provide for such deductible amounts as Owner shall from time to time elect.
8.6    Contractor as an Additional Insured
Contractor shall be added as an additional insured, as applicable (unless otherwise prohibited by law), as to all insurance acquired by Owner pursuant to this Agreement (if prohibited by law, the policy shall contain a waiver of subrogation by the insurer against the additional insured) but only with respect to liability caused by an act or failure to act by Owner.
8.7    Owner’s Certificate of Insurance
Owner shall, upon Contractor’s request, procure from the company or companies writing the insurance coverages required thereunder, certificates that such insurance shall not be canceled or materially changed without thirty (30) Days’ advance notice to Contractor. In the event of reduction in coverage, replacement or cancellation, Owner shall obtain equivalent coverage to replace the policies so reduced or canceled. Owner further agrees to furnish Contractor upon request from time to time with satisfactory evidence that such insurance in keeping with the minimum requirements hereof is being properly maintained and, when requested to do so, shall furnish Contractor with certified copies of all policies, endorsements and riders.

Section 9.[Reserved.]
Section 10.Records and Audits
10.1    Records
Contractor agrees to maintain adequate records satisfactory to Owner in connection with Direct Costs and Progress Payments hereunder, including, but not limited to, the verification of all provisions under this Section 10. Contractor further agrees to retain all such work records for a period of not less than seven (7) Years after completion of such work.
10.2    Examination of Books and Records
Owner and its duly authorized representatives shall have the right at any time on reasonable notice in writing to Contractor to examine the records and books of account of Contractor relating to the computation of payments, Compensation or other monies paid to Contractor by Owner under this Agreement, and to make copies of or take extracts therefrom, subject to any Applicable Laws or Contractor policies regarding employee records. Payment or payments under this Agreement shall not be deemed a waiver of any rights of Owner to have any payments due hereunder corrected. All exceptions, payment corrections, or other matters identified in reviews of books and records shall be resolved by mutual agreement of the Parties, and corrections, credits or additional charges shall be included in the next regular Monthly invoice.
10.3    Periodic Inspections and Meetings
Owner, any of its Affiliates or the employees, agents or contractors of such persons, shall, upon reasonable notice and in accordance with the requirements of Applicable Law be afforded complete access to the Mine, the records maintained under Section 10.1 and copies of any of Contractor’s environmental and permitting materials, engineering studies, drone surveys, rain day records, Major Repairs cost records and Demobilization Costs records. Prior to entering the Mine site, Owner’s representative shall check in with appropriate personnel at the entrance to the Mine site and access shall be allowed unless Contractor determines such access would interfere with or disrupt Contractor’s performance hereunder, in which case access shall be granted as soon as practicable thereafter. Such inspection shall not be for any purpose or reserved right of controlling the methods and manner of the performance of the work by Contractor under this Agreement, but shall be to assure Owner that Contractor is performing its obligations under this Agreement.
Owner and Contractor shall meet on a Monthly basis, virtually or at the Mine site, to discuss the progress of the Permit Revisions, the progress of the Work, any anticipated upcoming Direct Costs, and the status of any Major Repairs. On an annual basis, Owner and Contractor shall meet, at a location and time to be mutually agreed upon, to discuss the Work for the upcoming calendar year, including to discuss the potential timing and amount of any projected Direct Costs for the upcoming calendar year, along with a forecast of projected Progress Payments; provided that this annual budget meeting may take the place of the applicable Monthly status meeting between Owner and Contractor.

Section 11.Billing and Payment
11.1    Monthly Invoices
On or before the [*] Day of each Month, Contractor shall furnish Owner with a written invoice which sets forth the amount of the Compensation due Contractor under Section 7 in the immediately preceding Month. The Monthly invoices shall be in such form and detail as reasonably requested by Owner and shall provide evidence of Contractor’s Monthly Survey and the calculation of the applicable Progress Payment and any Direct Costs. Contractor shall furnish promptly such additional documents and evidence as Owner may reasonably request in support of such Monthly invoice.
(a)Owner shall pay Contractor the amount of such invoice within [*] Days of Owner’s receipt of the same by wire transfer in immediately available U.S. federal funds.
(b)All such billings and payments shall be subject to audit by Owner to the extent provided by Section 10.1 and corrections and adjustments where necessary. The correction and adjustment of any undisputed deficiencies shall be adjusted on the next Monthly billing following determination of the amounts of such undisputed deficiencies.
(c)If Owner disagrees with the amount of any invoice for any reason, Owner shall immediately notify Contractor of such disagreement so that the difference may be resolved before the date on which payment for such invoice is due. If Owner fails to give such notification, or if Owner and Contractor resolve such disagreement before the date payment is due, such invoice shall be paid in full by Owner. If Owner gives such notification and Owner and Contractor do not resolve such disagreement before the date payment is due, Owner shall pay the amount of the invoice on the date payment is due. If Owner and Contractor are not able to resolve the dispute within thirty (30) Days following the date on which the disputed payment was due, the Parties shall resolve the dispute pursuant to the provisions of Section 17. Upon resolution of the dispute, Contractor shall immediately pay to Owner any portion of the disputed amount that is owing, plus interest on such amount owed, accruing at [*]. Payment or payments under this Section 11.1 shall not be deemed a waiver of any rights of Owner to have the invoice hereunder corrected or an appropriate credit applied to the next Monthly invoice following the determination of the amount of such credit.
(d)To the extent Contractor agrees to sell water drawn from a surface pond to a third-party, Contractor shall provide a credit to Owner in the applicable Monthly invoice in an amount equal to [*] of the proceeds received from such third-party during the applicable period. Contractor shall defend, indemnify and save harmless Owner from and against all liability for all third-party claims, demands, cause of action, or suits of any nature arising out of such sales by Contractor; and this sentence shall not be limited by Section 23 and Section 25 of this Agreement.

Section 12.[Reserved]
Section 13.Force Majeure
13.1    General
If either Party is rendered unable, wholly or in part, by Force Majeure (as hereinafter defined) to carry out any of its obligations under this Agreement, and if the Party experiencing a Force Majeure provides notice to the other Party within five (5) Business Days after such Party is aware of the occurrence of such Force Majeure, including a detailed explanation of such Force Majeure, then the obligations of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure from the inception of the Force Majeure and during its continuance, but for no longer; provided, however, that the Party giving such notice shall diligently use its best efforts to eliminate the cause and effect of such Force Majeure insofar as possible with all reasonable dispatch. No such event of Force Majeure shall excuse, alter or diminish the obligation of Owner to make the payments provided for in Section 7.
13.2    Definition
The term “Force Majeure” as used in this Agreement shall mean any and all causes beyond the reasonable control and without the fault or negligence of the Party failing to perform provided that such Party uses reasonable diligence to avoid or mitigate such failure to perform, such as acts of God, strikes, lockouts or other industrial disturbances, labor disputes, labor or material shortages, acts of the public enemy, wars, blockades, insurrections, riots, acts of terrorism, any pandemic or epidemics and any government actions resulting from such pandemic or epidemic, landslides, adverse geological conditions, faults in lignite seams, lightning, hurricanes, tornadoes, earthquakes, fires, storms, floods, washouts, major breakdowns of or damage to (a) Mine facilities, (b) Owner Equipment or Contractor Equipment or (c) facilities, interruptions to or contingencies of transportation, orders or acts of a military authority or civil authority (including, without limitation, interruptions, whether by action or inaction, by Federal, state or local governments or court orders, present and future, or acts or failures to act of any regulatory body having proper jurisdiction) and any other causes, whether of the kind herein enumerated or otherwise, beyond the reasonable control and without the fault or negligence of the Party failing to perform, that wholly or partly prevent the Work to be performed under this Agreement. The settlement of strikes or lockouts or industrial disputes or disturbances shall be entirely within the discretion of the Party having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party therein when such course is inadvisable in the discretion of the Party having the difficulty.

Section 14.Conduct of Operations
14.1    Contractor’s Conduct of Operations
Contractor shall conduct its Work hereunder in accordance with this Agreement and in a manner determined in a safe, careful, good workmanlike manner and at all times use commercially reasonable efforts to comply with Federal Mine Safety and Health Administration regulations and all other Applicable Laws as well as any environmental or RRC permits or requirements; provided, however, that Contractor shall have the right to contest in good faith through appropriate legal proceedings the validity or applicability of any Applicable Laws; and further, provided, however, Contractor shall not be in default in the performance of its obligations under this Agreement if and to the extent such failure to perform its obligations is due to (a) an event of Force Majeure or (b) the failure of Owner to perform its obligations hereunder.
14.2    Contractor’s Performance
Contractor represents that its management and supervisory personnel and a major portion of its other professional employees shall be well qualified and trained personnel with established credentials in work similar to the Work and that it shall utilize and exercise high standards of surface lignite mining practices and mine reclamation practices in the performance of all of its undertakings and obligations reflected in this Agreement.
14.3    Equipment
14.3.1    Owner hereby grants to Contractor a license to use the Owner Equipment to perform Contractor’s obligations under this Agreement. Contractor shall use the Owner Equipment at the Mine (i) as it sees fit in its sole discretion, consistent with the applications for which such Owner’s Equipment was designed and manufactured, (ii) in accordance with the manufacturer’s operating and maintenance guideline, guide books, and manuals, and (iii) so as to cause the Owner Equipment to be in good repair and operating condition and in substantially the same condition as Contractor received such Owner Equipment, subject to ordinary wear and tear associated with fully performing the Work.
14.3.2    Upon Contractor no longer operating any Owner Equipment or Contractor Equipment at the Mine, North American Coal, in its sole discretion, shall have the right to purchase, and Owner shall have the obligation to sell to North American Coal, any or all of the Owner Equipment so identified in Exhibit D at purchase prices equal to the fair market value of the Owner Equipment as determined by a third-party appraiser agreed upon by North American Coal and Owner; provided that, after Contractor is no longer operating such Owner Equipment, Owner shall have discretion to relocate certain Owner Equipment to its Affiliate’s locations in Louisiana including the Five Forks mine facility located in Saline, Louisiana, the Red River Plant facility located in Coushatta, Louisiana, or the Natchitoches Processing Facility located in Natchitoches, Louisiana, as set forth on Exhibit D, and North American Coal’s right to purchase any such moved equipment shall not apply. Such third-party appraiser’s determination shall be rendered within thirty (30) days of his or her engagement and shall be final. In the event the

Parties are unable to agree upon a mutually agreeable third-party appraiser within thirty (30) days of North American Coal notifying Owner of North American Coal’s intent to exercise its right to purchase Owner Equipment, North American Coal and Owner shall each select a third-party appraiser and then the two selected third-party appraisers shall then select a third third-party appraiser. The third third-party appraiser shall determine the fair market values of the Owner Equipment to be used as the purchase prices of the Owner Equipment and such appraiser’s determination shall be rendered within thirty (30) days of his or her engagement and shall be final.
Section 15.Defaults; Remedies
15.1    Contractor Default
15.1.1    For the purposes of this Agreement, any one of the following events is a “Contractor Default”:
(a)Contractor fails to perform the Work in accordance with the performance standards contained in Section 14.1, and such failure continues unremedied for [*] Days after Owner has provided notice thereof to Contractor;
(b)Contractor shall commence a voluntary case under any chapter of the Federal Bankruptcy Code, or shall consent to (or fail to controvert in a timely manner) the commencement of an involuntary case against Contractor under such Code;
(c)Contractor shall institute proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code, or shall consent to (or fail to controvert in a timely manner) the institution of any such proceedings against Contractor;
(d)Contractor shall be insolvent (within the meaning of any applicable law), or shall be unable, or shall admit in writing its inability, to pay its debts generally as they come due, or shall make an assignment for the benefit of creditors or enter into any arrangement for the adjustment or composition of debts or claims;
(e)A court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Contractor or of any part of the property of such person or for the winding-up or liquidation of the affairs of such person, and such decree or order shall remain in force undischarged and unstayed for a period of more than [*] Days, or (ii) for the sequestration or attachment of any property of Contractor without its unconditional return to the possession of such person, or its unconditional release from such sequestration or attachment, within [*] Days thereafter;
(f)A court having jurisdiction in the premises shall enter an order for relief in an involuntary case commenced against Contractor under the Federal Bankruptcy Code, and such order shall remain in force undischarged and unstayed for a period of more than [*] Days;

(g)A court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order approving or acknowledging as properly filed or commenced against Contractor a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code, and any such decree or order shall remain in force undischarged and unstayed for a period of more than [*] Days;
(h)The RRC directs Contractor to cease operations as a result of an Affiliate of Contractor failing to comply with Applicable Law [*] and such restriction remains in place for a period of more than [*] Days; or
(i)Contractor shall take corporate action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in paragraphs (c), (d) or (e) of this Section 15.1.1.
15.1.2    Notwithstanding anything herein to the contrary, if Owner claims that a Contractor Default of the nature described in this Section 15.1.1 has occurred and is continuing, Contractor shall have [*] Days (notwithstanding the provisions of Section 17) after its receipt of notice from Owner of such Contractor Default to perform the following:
(a)Correct such Contractor Default, or, if such Contractor Default is not correctable within such [*] Day period, to submit to Owner for its approval, which approval shall not be unreasonably withheld, a plan and timetable for correcting such Contractor Default. If such Contractor Default is not corrected within such time, or any extended time approved by Owner, which approval shall not be unreasonably withheld, Owner’s remedies provided for herein shall thereupon be fully available; or
(b)Give Owner notice that Contractor disputes that such Contractor Default has occurred and is continuing and that Contractor is submitting the matter to the dispute resolution in accordance with the provisions of Section 17. If dispute resolution is so sought, Contractor shall not be deemed in default until the matter has been determined finally as set out under the provisions of Section 17.
15.2    Remedy of Owner Upon Contractor Default
Upon the occurrence of any Contractor Default identified in Section 15.1, Owner shall immediately suspend all further sums payable to Contractor or North American Coal until the Contractor Default is resolved, and Contractor shall be responsible for any fees or penalties that may accrue or be levied against Owner as a result of such Contractor Default. Further, subject to the notice and cure provisions of Section 15.1.2, Owner, in its discretion (and in addition to any other rights or remedies available to Owner) may terminate this Agreement, in which event this Agreement shall terminate on the date specified in a written termination notice from Owner to Contractor. If Owner elects to terminate this Agreement pursuant to this Section 15.2, Owner shall have the right to pursue any and all remedies available to Owner pursuant to this Agreement.

15.3    Limitations on Owner’s Rights Under Section 15
Notwithstanding anything to the contrary contained in Section 15, Owner shall not have the right to exercise its rights under Section 15.2 if a Contractor Default of the nature described in Section 15.1.1 has occurred and is continuing as a result of any of the following:
(a)any failure by Owner to carry out its obligations under this Agreement, provided that Contractor provided notice to Owner of such failure to carry out its obligation; or
(b)any failure by Owner to pay to Contractor any sum due Contractor from Owner pursuant to this Agreement, except as allowed under Section 15.2; or
(c)Contractor’s compliance with any directions and/or prohibitions of Owner to Contractor contrary to Contractor’s recommendations and advice as to the Work; or
(d)an objectively reasonable difference between Contractor and governmental authorities as to the interpretation of Applicable Laws, impossibility of compliance therewith, or Owner’s consent to non-compliance such that a reasonable person in the position of Contractor would agree with such position.
15.4    Owner Default
15.4.1    For the purposes of this Agreement, any one of the following events is an “Owner Default”:
(a)Owner fails to pay Contractor any amount due under this Agreement that is not the subject of a bona fide dispute, and such failure continues unremedied for [*] Days after notice thereof by Contractor to Owner;
(b)Owner, without Contractor’s consent, fails to perform any of its other obligations hereunder;
(c)Owner shall commence a voluntary case under any chapter of the Federal Bankruptcy Code, or shall consent to (or fail to controvert in a timely manner) the commencement of an involuntary case against Owner under such Code;
(d)Owner shall institute proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code, or shall consent to (or fail to controvert in a timely manner) the institution of any such proceedings against Owner;
(e)Owner shall be insolvent (within the meaning of any applicable law), or shall be unable, or shall admit in writing its inability, to pay its debts generally as they come due, or shall make an assignment for the benefit of creditors or enter into any arrangement for the adjustment or composition of debts or claims;
(f)A court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Owner or of any part of the property of such person or for the winding-up or liquidation of the affairs of such person, and such decree or order shall remain in force undischarged and unstayed for a period of more than [*] Days, or (ii) for the sequestration or attachment of any property of Owner without its unconditional return to the possession of such person, or its unconditional release from such sequestration or attachment, within [*] Days thereafter;
(g)A court having jurisdiction in the premises shall enter an order for relief in an involuntary case commenced against Owner under the Federal Bankruptcy Code, and such order shall remain in force undischarged and unstayed for a period of more than [*] Days;
(h)A court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order approving or acknowledging as properly filed or commenced against Owner a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code, and any such decree or order shall remain in force undischarged and unstayed for a period of more than [*] Days; or
(i)Owner shall take corporate action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in paragraphs (c), (d) or (e) of this Section 15.4.1.
15.4.2    Notwithstanding anything herein to the contrary, if Contractor claims that an Owner Default of the nature described in Section 15.4.1 (excluding Owner defaults of the nature described in paragraph (a) of Section 15.4.1) has occurred and is continuing, Owner shall have [*] Days (notwithstanding the provisions of Section 17) after its receipt of notice from Contractor of such Owner Default to perform the following:
(a)Correct such Owner Default, or, if such Owner Default is not correctable within such [*] Day period, to submit to Contractor for its approval, which approval shall not be unreasonably withheld, a plan and timetable for correcting such Owner Default. If such Default is not corrected within such time, or any extended time approved by Contractor, Contractor’s remedies provided for herein shall thereupon be fully available; or
(b)Give Contractor notice that Owner disputes that such Owner Default has occurred and is continuing and that Owner is submitting the matter to the dispute resolution in accordance with the provisions of Section 17. If dispute resolution is so sought, Owner shall not be deemed in default until the matter has been determined finally determined as set out under the provisions of Section 17; or

(c)With respect to an Owner Default of the nature described in Sections 15.4.1(c) through 15.4.1(i), Owner, pursuant to Section 19, assigns this Agreement to the surety or sureties that are underwriting the Reclamation Bond or the RRC.
15.5    Remedy of Contractor Upon Owner Default
15.5.1    Upon the occurrence of any Owner Default and subject to the notice and cure provisions of Section 15.4.2, Contractor, in its discretion (and in addition to any other rights or remedies available to Contractor) may terminate this Agreement, in which event this Agreement shall terminate on the date specified in a written termination notice from Contractor to Owner. Notwithstanding anything to the contrary herein, upon the failure of Owner to make any payment when due, Contractor, after [*] Business Days’ prior written notice to Owner, shall have the right to immediately suspend the performance of Contractor’s obligations under this Agreement until Owner remedies such payment, unless Owner has cured such payment failure prior to the expiration of such [*] Business Days. If Contractor elects to terminate this Agreement, Contractor also shall have the right to pursue any and all remedies available to Contractor in equity or at law for any Owner Default.
15.5.2    Upon the occurrence of any Owner Default and subject to the notice and cure provisions of Section 15.4.2, Contractor or an Affiliate of Contractor shall have a right of first refusal to acquire certain or all assets of the Mine for the consideration and on the other terms and conditions at which Owner is willing to sell the Mine or such assets to a third party.
15.5.3    In the event that this Agreement terminates (except for a termination due to a Contractor Default) prior to the completion of the Post-Mining Reclamation, and thereafter lignite is mined from the Eight Mile Area of Interest by or for Owner or any of its Affiliates, Owner shall pay Contractor a production payment equal to [*] per ton, expressed in December 2018 dollars, with respect to all lignite so mined through December 31, 2039. The production payment shall be escalated in the same manner as the G&A Amount, as provided in Section 7.2(a)(iv)(cc) of the Amended and Restated LMA, dated as of May 8, 2019, during the term of this Agreement and, if it becomes payable, during the payment term.
15.6    Limitations on Contractor’s Rights Under Section 15
15.6.1    Notwithstanding anything to the contrary contained in Section 15, Contractor shall not have the right to exercise its rights under Section 15.4.2(c) if an Owner Default of the nature described in Section 15.4.1 has occurred and is continuing as a result of any failure by Contractor to carry out its obligations under this Agreement.
Section 16.Effect of Waiver
Waiver by either Party of any breach by the other of any of the terms and provisions hereof or failure to exercise any option or right hereunder shall not be deemed to be a waiver of such breach, option or right on any other occasion of the same, nor a waiver of breach of any other term or condition nor a waiver of any other right to exercise any option or right.

Section 17.Dispute Resolution
17.1    Except as otherwise provided in this Agreement, any dispute between the Parties arising out of this Agreement (including failure to agree on matters slated to be determined by mutual agreement) for which the ultimate resolution is not expressly provided by this Agreement shall be resolved as follows. Authorized Representatives of the Parties shall first make a diligent good faith attempt to resolve the dispute by mutual agreement. If the initial Authorized Representatives of the Parties fail to resolve the dispute within fourteen (14) days, senior representatives from each Party will meet to resolve the dispute. If the senior representatives are unable to resolve the dispute in fourteen (14) days, such dispute shall be subject to the remaining provisions below and in Section 24.
17.2    THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN HARRISON COUNTY, TEXAS. THE PARTIES MUTUALLY AGREE THAT THIS AGREEMENT IS A "MAJOR TRANSACTION" WITHIN THE MEANING OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE § 15.020.
17.3    [Reserved.]
17.4    [Reserved.]
17.5    [Reserved.]
17.6    The existence of a dispute that has or may become the subject of the dispute resolution provisions contained in this Section 17 shall in no way excuse either Owner or Contractor from performing its obligations under this Agreement, and each of the Parties shall continue to perform in accordance with the terms of this Agreement irrespective of the existence of any such dispute.
Section 18.[Reserved.]
Section 19.Assignment
This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement may not be assigned by either Contractor or Owner without the written consent of the other, which consent shall not be unreasonably withheld, except that either Party may assign its interest in this Agreement without the consent of the other Party in the event of a pledge, assignment or other security arrangement to secure indebtedness incurred for the purpose of or in connection with the performance under this Agreement. For purposes of the foregoing sentence, a merger, consolidation, sale of stock (or equivalent equity interests or ownership interests) resulting in a change of control of a Party, or the sale of substantially all of the assets of the assigning Party or other similar transaction resulting in a change in control of a Party, shall constitute an assignment of this Agreement by such Party. Notwithstanding anything to the contrary in this Section 19,

Owner may, in its sole discretion and without the need for any prior approval, assign this agreement to the surety or sureties that are underwriting the Reclamation Bond or the RRC.
Section 20.Notices
20.1    Owner, Contractor and North American Coal each hereby appoint the authorized representative (“Authorized Representative”) set forth in this Section 20 to receive notice on behalf of Owner and Contractor.
20.2    Any notice, required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the Authorized Representative of Owner, Contractor or North American Coal (as hereinafter provided). All notices shall be delivered pursuant to the following information:
20.2.1    Contractor’s Authorized Representative:

Caddo Creek Resources Company, L.L.C.
[*]
[*]
[*]
[*]
with a copy to:

The North American Coal Corporation
[*]
[*]
[*]
[*]
[*]

20.2.2    Owner’s Authorized Representative:

Marshall Mine, LLC
[*]
[*]
[*]

with a copy to:

ADA Carbon Solutions (Operations), LLC
[*]
[*]
[*]

20.3    For purposes of this Section 20, notice shall be deemed to be “actually delivered” (i) when delivered personally to the Authorized Representative, (b) when sent to the Authorized Representative or by electronic mail (provided such notice is also sent via US Mail or by reputable express courier services (charges prepaid)) if delivered during normal business hours of the Authorized Representative, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the Authorized Representative by reputable express courier service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the Authorized Representative by certified or registered mail, return receipt requested and postage prepaid. Such notices shall be sent to the address provided for the Authorized Representative pursuant to Section 20.2 or to such other address as any Party hereto may, from time to time, designate in a notice delivered pursuant to the terms of this Section 20.
20.4    Each Party shall have the right to change its Authorized Representative by giving ten (10) Days’ advance notice to the other Party.
Section 21.Representations and Warranties of Contractor, Owner and North American Coal
As of the Effective Date, the Parties hereby provide representations and warranties as set forth below:
21.1    Contractor represents and warrants to Owner that (i) Contractor is a limited liability company and a direct wholly-owned subsidiary of North American Coal and is validly existing and in good standing under the laws of the state of Nevada and is qualified to do business in the state of Texas, (ii) the execution and delivery of this Agreement by Contractor and the performance of its obligations hereunder have been duly authorized by the managers of Contractor, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Contractor shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the certificate of formation or the limited liability company agreement of Contractor or any Applicable Laws, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Contractor is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Contractor or any other person or entity, (iv) this Agreement constitutes a valid and binding obligation of Contractor and is enforceable against Contractor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (v) there is no material action, proceeding or investigation pending, or, to the best knowledge of Contractor, threatened against it.
21.2    Owner represents and warrants to Contractor that (i) Owner is a limited liability company and a direct wholly-owned subsidiary of ADA Carbon Solutions (Operations), LLC and is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the state of Texas, (ii) the execution and delivery of this Agreement by Owner and the performance of its obligations hereunder have been duly authorized by all requisite action, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Owner shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the articles of organization or limited liability company agreement of Owner or any Applicable Laws or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Owner is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Owner or any other person or entity, (iv) this Agreement constitutes a valid and binding obligation of Owner and is enforceable against Owner in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (v) there is no action, proceeding or investigation pending, or, to the best knowledge of Owner, threatened against it, (vi) Owner has and shall have during the term of this Agreement all fee, leasehold and other interests in real property that are required to allow Contractor to perform its obligations under this Agreement, and (vii) Owner, in the Acquisition, acquired all of the equipment at, and real property assets of, the Mine that were owned by Owner as of May 31, 2020. Owner and its Affiliates shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain RRC approval with respect to the Acquisition as soon as reasonably practicable.
21.3    North American Coal represents and warrants to Owner that (i) North American Coal is a corporation and is validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in the state of Texas, (ii) the execution and delivery of this Agreement by North American Coal and the performance of its obligations hereunder have been duly authorized by all requisite action, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by North American Coal shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the certificate of incorporation or bylaws of North American Coal or any Applicable Laws, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which North American Coal is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of North American Coal or any other person or entity, (iv) this Agreement constitutes a valid and binding obligation of North American Coal and is enforceable against North American Coal in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (v) there is no action, proceeding or investigation pending, or, to the best knowledge of North American Coal, threatened against it.

21.4    ADA represents and warrants to Contractor that (i) ADA is a limited liability company and is validly existing and in good standing under the laws of the state of Delaware, (ii) the execution and delivery of this Agreement by ADA and the performance of its obligations hereunder have been duly authorized by all requisite action, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by ADA shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the certificate of formation or limited liability company agreement of ADA or any Applicable Laws, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which ADA is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of ADA or any other person or entity, (iv) this Agreement constitutes a valid and binding obligation of ADA and is enforceable against ADA in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (v) there is no action, proceeding or investigation pending, or, to the best knowledge of ADA, threatened against it and (vi) ADA and Owner have the sole right to bring any and all suits, actions, causes of action, demands and claims arising under the Amended and Restated LMA or related to the performance of the Amended and Restated LMA prior to the Effective Date.

Section 22.Proprietary and Confidential Data; Publications and Photographs
22.1    Proprietary and Confidential Data
22.1.1    Each Party has and shall furnish the other Party with data or other information which is proprietary and/or confidential. The receiving Party shall have the right to use or disclose to third parties such proprietary and/or confidential data only, in its sole best judgment, for the purposes of licensing, construction, operation or maintenance as is required by Applicable Laws and does not have the right to publish or otherwise disclose it to third parties for any reason without written approval of the disclosing Party. If a dispute arises between the Parties with respect to any work, either Party may disclose the other’s proprietary and/or confidential data on a confidential basis to any expert provided that such expert sign a statement agreeing not to further disclose such proprietary and/or confidential data.
22.1.2    Proprietary and confidential information shall not include, however, information of either Party that (i) is already in the public domain through no act of the Party that received such information from the disclosing Party, as demonstrated by written or other tangible evidence, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Authorized Representative(s) or (iii) becomes available to the receiving Party on a non-confidential basis from a person other than the disclosing Party (or its Authorized Representative(s)) who is not otherwise bound by a confidentiality agreement with the disclosing Party and who has an independent right to such information.

22.1.3    Notwithstanding anything in this Section 22.1 to the contrary, either Party shall have the right to disclose such proprietary and/or confidential data to any governmental authorities when required by same but shall exert reasonable effort to secure confidential treatment of such data to be so disclosed.
22.2    Public Disclosures
Neither Party shall publish or release any photographs, make any announcement or release any information relating to the other Party or any of its Affiliates, this Agreement or any discussions between the Parties to any member of the public or press unless prior written consent is obtained from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may disclose this Agreement and its related documents (a) to its employees, directors, shareholders, members, Affiliates, accountants, attorneys, auditors, insurers, potential investors and potential lenders, and/or (b) to any governmental authority having jurisdiction over such Party to the extent necessary for such Party to comply with its obligations to the governmental authority in which event such Party shall notify the other Party as far in advance as reasonably possible of the anticipated disclosure to such governmental authority; provided, further, however, that a Party that has, or has an Affiliate that has, securities that are publicly traded may issue a press release or make a public disclosure without the consent of the other Party to the extent that the release or disclosure is required by applicable securities laws. If a Party determines that it is required by applicable securities laws to issue any such press release or make any such disclosure, it shall provide notice to the other Party reasonably in advance of the release or disclosure.
22.3    Damages for Disclosure
Any breach of the covenants made in Section 22 shall subject the breaching Party to payment for damages.
Section 23.Waivers, Remedies and Amendments
23.1    Exclusive Remedies; Limitations on Damages
23.1.1    The remedies provided for in this Agreement are the exclusive remedies of the Parties for violation of the terms and conditions of this Agreement. No Party shall seek, and each Party hereby waives the right to seek, and agrees to prevent its Affiliates from seeking, any other remedies, whether available at law, in equity or otherwise, except where expressly provided for by the terms of this Agreement. Except as set forth in this Section 23.1.1 and Section 23.1.2, each Party hereby agrees that only the actual damages suffered by a Party shall be sought and may be recovered, and that none of the following types of damages shall be sought or recovered: consequential, indirect, exemplary and punitive damages, lost profits or revenues, and all similar types of damages and remedies.
23.1.2     If this Agreement prematurely terminates prior to the completion of the Work for any reason other than a Contractor Default, Owner, in addition to the amounts payable under Section 15.5, shall pay promptly to Contractor the Agreed Damages. “Agreed Damages” shall mean if this Agreement terminates (i) on or prior to December 31, 2021, [*] of the remaining Progress Payments outstanding and [*] of all then-remaining Quarterly Fees not yet paid under the Agreement, (ii) on or prior to December 31, 2022, [*] of the remaining Progress Payments outstanding and [*] of all then-remaining Quarterly Fees not yet paid under the Agreement and (iii) on January 1, 2023 or thereafter, [*] of the remaining Progress Payments and [*] of all then remaining Quarterly Fees not yet paid under the Agreement. Owner agrees that the Agreed Damages are a reasonable measure of the damages suffered by Contractor in the event this Agreement terminates prior to the end of the primary term of this Agreement. As such, the Agreed Damages constitute reasonable liquidated damages and not a penalty.
23.2    Amendments
Any modification or amendment of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed by the Parties.
Section 24.Governing Law
This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.
Section 25.Relationship of the Parties
25.1    Owner and Contractor agree that Contractor, in performing its obligations hereunder, shall be an independent contractor, and not the agent, servant or employee of Owner. Nothing contained in this Agreement shall be construed to constitute or create a joint venture, trust, mining partnership, commercial partnership, fiduciary relationship or other relationship between Owner and Contractor whereby either Party would be liable for the acts and deeds of the other Party hereto, except as specifically set forth herein.
25.2    Contractor shall be responsible for all acts and omissions of subcontractors, its and their suppliers and of personnel employed in the performance of Contractor’s obligations under this Agreement and shall be specifically responsible for sufficient and competent supervision and inspection to assure compliance in every respect with the requirements of this Agreement.
25.3    There shall be no contractual relationship between any subcontractor or supplier and Owner arising out of or by virtue of this Agreement.
25.4    No provision of this Agreement is intended to be, or is to be construed to be, for the benefit of any third party.
25.5    (a)    Contractor shall indemnify, hold harmless and defend Owner, its successors and assigns and Affiliates of Owner, from and against any demand, claim, action or cause of action, liability, damage and loss including, without limitation, interest, penalties and attorney’s fees and expenses, asserted against, relating to, imposed upon or incurred by Owner or its Affiliates by reason of or resulting from claims by any third party for (i) bodily injury (including death), (ii) property damage (including, but not limited to, loss of use thereof), or (iii) damage to the environment, in each case, caused by or resulting from Contractor’s breach of this Agreement, the willful misconduct of Contractor or any of its subcontractors, or the failure of Contractor or any of its subcontractors to perform in a manner consistent with commercially reasonable surface lignite mining practices or mine reclamation practices. For the purposes of clause of the preceding sentence, “third party” shall include employees of Owner and Owner’s Affiliates.
(b)    Owner agrees, however, that Contractor shall not be obligated to so indemnify, hold harmless or defend Owner or its respective successors and assigns to the extent (1) any loss or liability with respect to which Contractor is not covered by insurance, unless the absence of insurance results from the failure of Contractor to provide the insurance that Owner required Contractor to provide in accordance with the terms of this Agreement, or (2) any loss or liability in excess of the amount which is covered by insurance, including the amount of any deductible, unless such deductible is higher or the insurance limits are lower than the deductible or limits that Owner required Contractor to maintain in accordance with this Agreement. Notwithstanding anything to the contrary in Section 25.5(a) or Section 25.5(b), to the extent Contractor breaches this Agreement, Contractor shall indemnify, hold harmless or defend Owner or its respective successors and assigns for losses and liabilities out-of-pocket in an aggregate amount not to exceed [*] in addition to any amounts covered by insurance pursuant to the preceding sentence.
(c)    Any disputes arising under this Section 25.5 shall not be subject to Section 17 of this Agreement.
25.6    (a)    Owner shall indemnify, hold harmless and defend Contractor, its successors and assigns and Affiliates of Contractor, from and against any demand, claim, action or cause of action, liability, damage and loss including, without limitation, interest, penalties and attorney’s fees and expenses, asserted against, relating to, imposed upon or incurred by Contractor or its Affiliates by reason of or resulting from claims by any third party for (i) bodily injury (including death), (ii) property damage (including, but not limited to, loss of use thereof), or (iii) damage to the environment, in each case, caused by or resulting from Owner’s breach of this Agreement, or the willful misconduct of Owner or its subcontractors. As used in the preceding sentence, “third party” shall include employees of Contractor and Contractor’s Affiliates.
(b)    Any disputes arising under this Section 25.6 shall not be subject to Section 17 of this Agreement.
25.7    Notwithstanding anything in this Agreement, to the contrary, the Parties agree that the indemnity provisions set forth in Section 25.5 and 25.6 above are not intended to, nor shall they be construed to operate as, a limitation of any insurance coverages acquired by either Owner or by Contractor which cover and affect the operation of the Mine by Contractor.
Section 26.Limitations of Contractor’s Functions
During the term of this Agreement, Contractor shall have the right to cooperate with and permit its personnel to perform any work or services for Affiliates of Contractor, provided such activities do not interfere with Contractor’s ability to perform its obligations hereunder. Subject to the immediately preceding sentence, until this Agreement expires or is terminated, and Contractor has fully completed all of its obligations under this Agreement, Contractor shall not perform any work or services, enter into any employment contracts or any agreements with third-

parties, undertake any obligations or liabilities or expend any funds or engage in any activities except those which are directly related to the performance of Contractor’s obligations under this Agreement.
Section 27.Miscellaneous
27.1    Headings Not to Affect Construction; Gender
The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same. As used herein, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever appropriate.
27.2    Entire Agreement
This Agreement contains the entire agreement between the Parties hereto in respect of the subject matter hereof, and supersedes all prior understandings or agreements between such Parties with respect to the subject matter hereof.
27.3    Severability
The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof unless it substantially and adversely affects the value of this Agreement to one of the Parties; and in the absence of any such substantial and adverse effect, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
27.4    Expenses
Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses in connection with the authorization, preparation, execution, and delivery of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.
27.5    Attorneys’ Fees
Should Contractor or Owner employ an attorney or attorneys to institute a legal proceeding against the other Party for the purpose of enforcing any of the provisions hereof or protecting its interest in any manner arising under this Agreement, the non-prevailing Party in any such proceeding (the finality of which is not legally contested) shall pay to the prevailing Party all reasonable costs, damages and expenses, including reasonable attorney’s fees, expended or incurred by such prevailing Party in connection with such proceeding; provided that the total amount so paid to the prevailing Party in any such proceeding shall not exceed [*]. In the event Owner in any such proceeding is the prevailing Party and any of such costs, damages and expenses of Owner expended or incurred in connection with any such proceeding is required to be paid by Contractor to Owner, then in such event those costs of Owner, together with the costs, damages and expenses of Contractor, including attorney’s fees, expended or incurred by Contractor in connection with such proceeding shall be borne or paid solely by Contractor.

27.6    Preparation
This Agreement has been negotiated at arms’ length, and each Party has had the opportunity to be represented by independent legal counsel in this transaction. Accordingly, each Party waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party drafting it.
27.7    Exhibits
The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement.
27.8    Survival
All provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive the termination of this Agreement and shall remain in effect until all obligations are satisfied. Such provisions include, without limitation, Section 6 (Mine Financial Arrangements), Section 7 (Compensation), Section 10 (Records and Audit), Section 14 (Conduct of Operations), Section 16 (Effect of Waiver), Section 17 (Dispute Resolution), Section 19 (Assignment), Section 20 (Notices), and Section 25.5 and Section 25.6 (Indemnification).
27.9    Signature
This Agreement may be executed in any number of counterparts, any of which may be delivered via PDF, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.
Section 28.[Reserved.]
Section 29.Uniform Rounding Practice
The Parties agree that the Uniform Rounding Practice shall be used in making adjustments of the Compensation under this Agreement.
[Signatures on following page; remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CADDO CREEK RESOURCES COMPANY, L.L.C.

By:	/s/ Carroll L. Dewing
Name:	Carroll L. Dewing
Title:	President

Attest:

By:	/s/ Matthew J. Dilluvio
Name:	Matthew J. Dilluvio
Title:	Assistant Secretary

MARSHALL MINE, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

Attest:

By:	/s/ Ted Sanders
Name:	Ted Sanders
Title:	General Counsel and Corporate Secretary

ADA CARBON SOLUTIONS (OPERATIONS), LLC
(as guarantor to Owner and with respect to Section 21.4 only)

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

Attest:

By:	/s/ Ted Sanders
Name:	Ted Sanders
Title:	General Counsel and Corporate Secretary

THE NORTH AMERICAN COAL CORPORATION
(with respect to Sections 14.3.2, 19, 20, 21 and 23.2 only)

By:	/s/ J.C. Butler, Jr.
Name:	J.C. Butler, Jr.
Title:	President and Chief Executive Officer

Attest:

By:	/s/ John D. Neumann
Name:	John D. Neumann
Title:	Vice President, General Counsel and Secretary

Exhibit A
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020

Map Depicting the Eight Mile Area of Interest

A-1

Exhibit B
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Rate Sheet

[*]
B-1

Exhibit C
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Form of Task Order

TASK ORDER FORM
TASK NUMBER:         DATE:
Capitalized terms used herein and not otherwise defined shall have the meaning set forth in that certain Second Amended and Restated Lignite Mining Agreement, dated September 30, 2020 (as amended, the “Agreement”)
Contractor agrees to undertake the following work for Owner:
General Scope of Task Order Services and Estimated Completion Dates:

Special terms applicable to Task Order Services:

Cost for Task*    $
*Cost for Task Order Services to be determined in accordance with the Rate Sheet set forth on Exhibit B of the Agreement
Prior Approved Changes    $
Changes Approved Hereby    $
    Total Cost    $

C-1

Exhibit C
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Form of Task Order

Parties’ Authorized Signatures:

CADDO CREEK RESOURCES COMPANY, L.L.C.

By:
Name:
Title:

MARSHALL MINE, LLC

By:
Name:
Title:

C-2

Exhibit D
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
OWNER EQUIPMENT

[*]
D-1

Exhibit E
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Inventory Values

[*]
E-1

Exhibit F
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Example of Progress Payment Calculation

[*]

F-1

Exhibit G
to
Second Amended and Restated Lignite Mining Agreement
dated September 30, 2020
Examples of Major Repairs

[*]

G-1